EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1.	Molecular Devices GmbH, a corporation organized under the Laws of Germany.

2.	Molecular Devices Ltd., a corporation organized under the Laws of England and Wales.

3.	Molecular Devices Skatron, a corporation organized under the Laws of Norway.

4.	Nihon Molecular Devices, a corporation organized under the Laws of Japan.

5.	Cytion S.A., a corporation organized under the Laws of Switzerland.

6.	LJL BioSystems, a corporation organized under the Laws of Delaware.

7.	LJL BioSystems, Ltd., a corporation organized under the Laws of England and Wales.

8.	Universal Imaging Corporation, a corporation organized under the Laws of Pennsylvania.

9.	Astros Acquisition Sub II, LLC, a limited liability company organized under the Laws of the State of California.

10.	Molecular Devices Korea, LLC, a limited liability company organized under the Laws of the Republic of Korea.

11.	Axon Research Pty. Ltd., a corporation organized under the Laws of the State of Victoria, Australia.